Exhibit 10.1

November 3, 2015

Roberto Simon Rabanal
1280 5th Avenue
New York NY  10029

Dear Roberto,

On behalf of WEX Inc. (WEX or the Company), I am pleased to offer you executive employment with the Company. This offer is contingent upon successful completion of a background investigation and I-9 verification. Following is a summary of WEX Inc.’s offer of employment.  I look forward to having you join our team!

Start Date:	Your employment will commence on February 26, 2016, or a mutually agreed upon date.

Title/Position:	You will be employed to serve on a full-time basis as Chief Financial Officer, reporting to the Chief Executive Officer.

Base Salary:
Your base salary will be $19,230.77 per bi-weekly pay period (not less than $500,000 on an annualized basis), less applicable taxes and withholdings. Your base salary will be subject to annual reviews, typically conducted around March, which may result in increases of the base salary as the Board of Directors of the Company shall determine in its discretion.

Annual Incentive:
You will be eligible to participate in the Company’s Short-Term Incentive Bonus Program (STIP).  Your target bonus will be at 75% of base salary at target performance (pro-rated based on date of employment), with opportunity range from 0 – 200% based on achievement of annual Strategic Objectives (as determined by the Company in its sole discretion).  STIP payouts typically occur in March of each year, provided you are an active employee at the time of payment.  Please note, your 2016 Annual Incentive will be pro-rated based on your date of employment.

Equity:
Subject to approval of the Board, you will be granted a sign-on equity award of restricted stock units with a value of $1,250,000 (the “New Hire RSU Award”) as soon as practicable after the Start Date and in accordance with the Company’s equity awards process.  The New Hire RSU Award will vest ratably over a three-year period, with one third vesting on each annual anniversary date of grant, and which will be subject to the terms and conditions in the restricted stock unit agreement you will be required to execute to effectuate the grant. If you resign for Good Reason or are terminated without Cause during the vesting period, the New Hire RSU Award shall become fully vested as set forth in the Severance and Restrictive Covenant Agreement.

In addition, you will be eligible to participate in the Company’s Long Term Incentive Plan program, with an annual target award of $1,000,000. Annual equity awards, which are typically granted in March of each year, are currently allocated as follows: 60% performance-based restricted stock units (PSUs), 20% restricted stock units (RSUs), 20% stock options. Equity presently vests ratably over a 3-year period.

Relocation:
You will be expected to relocate to the South Portland, ME area no later than April 1, 2016.  You will receive a relocation package pursuant to the terms of the WEX relocation program, which is managed by Cartus (see separate attachment); provided that all reimbursements must be made by the end of 2016 and the Company has agreed to an initial $15,000 lump sum payment in lieu of temporary housing, less applicable taxes and withholdings (collectively, the “Relocation Benefits”).  If you voluntarily resign without Good Reason or are terminated for Cause (as defined in the Severance and Restrictive Covenant Agreement) before the 12-month anniversary of your Start Date, you agree to repay 100% of the Relocation Benefits to WEX, and if you voluntarily resign without Good Reason or are terminated for Cause between 12 and 18 months following your Start Date, you agree to repay 50% of the Relocation Benefits to WEX.  For the avoidance of doubt, no Relocation Benefits will need to be repaid if you resign or are terminated on or after the 18-month anniversary of your Start Date.  Any Relocation Benefits to be repaid to WEX pursuant to this provision shall be due and payable within 10 days following your termination date.

Paid Time Off (PTO):	23 days annually (Pro-rated based on date of employment, and accruing ratably with each month of employment) and to be taken at such times as the Company shall approve.

Other Benefits:
Except as otherwise set forth in this letter, you will be eligible to participate in any benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Eligibility date for health and welfare benefits is the first of the new month following your start date.  See the Summary of Benefits document for information on our benefits plans.  Benefit enrollment occurs through Fusion (HR System). You will receive your Fusion log-in credentials within a week of your start date.  You will have 30 days from your start date to complete your benefit elections.  The benefit programs made available by WEX, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

Severance Benefits:
The circumstances under which you may be eligible for severance benefits are set forth in the attached Severance and Restrictive Covenant Agreement, which you must execute as a condition of your employment.  The severance benefits described in the Severance and Restrictive Covenant Agreement shall be the only severance benefits for which you will be eligible, and you will not be eligible to receive any other severance benefits under any other Company plan, policy, practice or program unless agreed to in writing and approved by the Board of Directors and CEO.

At-Will Employment:
This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter WEX’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice.  Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed by a written agreement signed by you and the CEO which expressly states the intention to modify the at-will nature of your employment.

As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any injunction, order or employment, confidentiality, assignment of inventions, non-competition or other agreement that would restrict your employment with or performance of your duties for the Company.  If you are subject to any such agreement, injunction or order, please forward it to Jenifer.Rinehart@wexinc.com.  You further certify and agree that you are not in breach of, and that you will honor the terms of, all agreements between you and any prior employer, and that you will not use or disclose any proprietary information or intellectual property of any third party in the creation of any intellectual property or the performance of any services for the Company.

You will receive an electronic Welcome Letter from Taleo Onboarding.  Please follow the instructions in the letter to compete our onboarding process prior to your first day of employment.

In an effort to assist you with your acclimation to WEX, we have designed a New Employee Orientation "NEO" program.  The program's agenda consists of introduction, company policies, and various other topics applicable to your employment here at WEX.

Please be advised that this offer does not constitute a contract of employment for any particular term and that compensation and benefit programs may be changed at any time at the Company's discretion.

We are confident you will make significant contributions as a member of our Executive Leadership Team and look forward to the opportunity to work with you.  To accept this offer, please sign this letter and return to me.  This offer will remain valid until November 5, 2015.  In the meantime, if you have any questions regarding this offer, please do not hesitate to contact me at 207-523-7730.

We look forward to having you join us at WEX.

Sincerely,

/s/ Jenifer L. Rinehart
Jenifer L. Rinehart
Senior Vice President, Human Resources
207-523-7730

My signature below indicates that I received, agree and accept the terms of my at-will employment by the Company, as outlined above.

/s/ Roberto Simon Rabanal                                                                                     11/5/2015
______________________________________________________________________
Roberto Simon Rabanal                                                                                                Date

SEVERANCE AND RESTRICTIVE COVENANT AGREEMENT

This Severance and Restrictive Covenant Agreement (the “Agreement”) is effective as of the ___th day of ___________, 20__ (“Effective Date”) between WEX Inc., a Delaware corporation headquartered in South Portland, Maine (“WEX” or the “Company”) and Roberto Simon Rabanal (the “Executive”).

WHEREAS, WEX desires to employ the Executive, and the Executive agrees to become employed by the Company, as its Chief Financial Officer, in connection with which the Executive is expected to have significant responsibility for the Company’s continued growth and success;

 WHEREAS, as the Company’s Chief Financial Officer, Executive will be amongst WEX’s key personnel, and will regularly have access to and receive confidential information and trade secrets concerning all aspects of the Company’s business; and

WHEREAS, in order to protect such confidential information and trade secrets and incentivize Executive to remain with the Company and perform to the highest possible standards, Executive and the Company desire to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I
TERMINATION OF EMPLOYMENT

A.      Termination for Cause, by death or Disability or Resignation without Good Reason.  If the Executive’s employment ends by the Company for Cause, by a resignation without Good Reason, or due to the Executive’s death or Disability, Executive (or his surviving spouse, estate or personal representative, as applicable) shall only be entitled to receive: (i) any earned but unpaid base salary and any unused vacation accrued through and including the date of termination; (ii) payment for legitimate unreimbursed business expenses in accordance with the Company’s regular policies, for which Executive provided appropriate documentation; and (iii) any vested amounts or benefits to which Executive is then entitled under and in accordance with the terms of the benefit plans then in effect (“Accrued Amounts”). Nothing contained herein is intended to limit any of the Executive’s vested benefits under any WEX benefit plan or program, including but not limited to rights with respect to stock options, restricted stock units or long term incentive awards and, instead, such benefits, rights or awards shall be governed by the terms of the applicable plan or award agreement.

B.      Without Cause Termination or Resignation for Good Reason, Absent a Change in Control.  If the Executive’s employment ends due to either a Without Cause Termination or a resignation for Good Reason in the absence of a Change in Control, in addition to the Accrued Amounts and subject to the conditions set forth herein, then WEX will pay the Executive (or his surviving spouse, estate or personal representative, as applicable), the following severance benefits:

(i)         a cash payment equal to the sum of the Executive’s then current base salary, payable in 12 equal monthly installments over a 12-month period beginning at the time set forth in, and subject to the requirements of, Section I(E) hereof;

(ii)        a pro-rata portion of Executive’s bonus for the year in which the termination of employment occurred based on actual performance for the year, payable in one lump sum at the time that bonuses are paid to other Company executives, but subject to the requirements of Section I(E) hereof;

(iii)        a lump sum amount equal to the present value of WEX’s estimated share of the cost of medical and dental insurance premiums for a 12-month period if Executive (and eligible dependents, as applicable) continued on COBRA for such period, which amount shall be paid at the time set forth in, and subject to the requirements of, Section I(E) hereof; and

(iv)         the restricted stock unit award granted to Executive by the Company in connection with the commencement of Executive’s employment with the Company (the “New Hire RSU Award”) shall become fully vested as of the date that the Release Agreement required by Section I(E) hereof becomes effective.  For the avoidance of doubt, only the New Hire RSU Award shall become vested pursuant to this section and no other equity awards shall become vested in connection with Executive’s employment with the Company terminating due to either a Without Cause Termination or a resignation for Good Reason in the absence of a Change in Control, except to the extent specifically provided otherwise in the applicable award agreement.

C.      Without Cause Termination or Resignation for Good Reason In Connection With a Change in Control. If the Executive’s employment ends due to either a Without Cause Termination or a resignation for Good Reason within the time period beginning 90 days before a Change in Control and ending 365 days after a Change in Control, in addition to the Accrued Amounts and subject to the conditions set forth herein, then WEX or its successor will pay the Executive (or his surviving spouse, estate or personal representative, as applicable), the following severance benefits:

(i)      a cash payment equal to two times Executive’s then current base salary, payable in one lump sum at the time set forth in, and subject to the requirements of, Section I(E) hereof,

(ii)      a cash payment equal to Executive’s target bonus for the year in which the termination of employment occurred, payable at the time set forth in, and subject to the requirements of, Section I(E) hereof;

(iii)      a lump sum amount equal to the present value of WEX’s estimated share of the cost of medical and dental insurance premiums for a 24-month period if Executive (and eligible dependents, as applicable) continued on COBRA for such period, which amount shall be paid at the time set forth in, and subject to the requirements of, Section I(E) hereof; and

(iv)      those of the Executive’s outstanding and unvested WEX stock options and unvested WEX restricted stock units held by the Executive will immediately become vested as of the date that the Release Agreement required by Section I(E) hereof becomes effective.

D.      Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(i)    “Cause” means termination because of (i) the Executive’s willful failure to substantially perform his duties as an employee of WEX or any subsidiary thereof (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, embezzlement, gross misconduct, dishonesty or similar conduct, in each case against WEX or any subsidiary thereof, (iii) the Executive’s conviction of or indictment for a felony or any crime involving moral turpitude, (iv) the Executive’s gross negligence in the performance of his duties, (v) the Executive’s knowing or negligent making of a false certification to WEX pertaining to its financial statements, or (vi) the Executive’s knowing or grossly negligent violation or threatened violation of any provision of Section III of this Agreement or any knowing violation of WEX’s Code of Business Conduct and Ethics. WEX will provide the Executive a written notice that describes the circumstances being relied on for the termination with respect to this paragraph. In the event that WEX terminates the Executive’s employment without Cause but the Company later discovers evidence not known at the time of termination that would have justified a termination for Cause under this paragraph, the Company may terminate the payment of all amounts to the Executive pursuant to Section I, excluding any Accrued Amount.

(ii)    “Good Reason” means the Executive resigns in response to: (i) any material failure of WEX to fulfill its material obligations under this Agreement, (ii) a material reduction in Executive’s base salary, as the same may be increased during the period of employment, (iii) a material and adverse change to the Executive’s positions, duties and responsibilities with or to WEX, (iv) the relocation of the Executive’s primary business office to a location more than 50 miles from Portland, Maine or (v) WEX’s failure to cause this Agreement to be assumed by any successor to the business of WEX. The Executive will provide WEX a written notice that describes the circumstances being relied on for the termination with respect to this paragraph within sixty (60) days after the event giving rise to the notice. WEX will have sixty (60) days after receipt of such notice to remedy the situation prior to the resignation for Good Reason.

(iii)    “Without Cause Termination” means termination of the Executive’s employment by WEX other than a termination due to the Executive’s death or Disability or for Cause.

(iv)            “Change in Control” means the happening of any of the following events provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i):

(a)      An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (any of which, a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section I(B)(iv)(c); or

(b)      A change in the composition of the board of directors of the Company (the “Board”) such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such, pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (i.e., a solicitation of the type that was, or would have been, subject to Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)      Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(d)      The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(v)           Executive be deemed to have a “Disability” if the Executive would be entitled to benefits under the Company’s long-term disability plan then in effect, assuming for such purpose that the Executive is actually participating in such plan at such time.  If WEX does not maintain a long-term disability plan at the time of the Executive’s termination of employment, “Disability” shall mean the Executive’s inability to perform his duties and responsibilities hereunder due to physical or mental illness that is expected to last for at least 6 months.

E.      Conditions to Payment.  All payments due to the Executive under this Section I shall be made as soon as practicable in accordance with Section I; provided, however, that receipt of the severance benefits set forth in Section I.B. or Section I.C., as applicable, shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a separation and release of claims agreement in a form provided by WEX (the “Release Agreement”) and the Release Agreement becomes effective within 60 days (or such earlier date as the Release Agreement provides) following Executive’s termination of employment.  Such Release Agreement shall not require Executive to waive, release or limit (A) any existing rights the Executive has, or may have, to indemnification and/or advancement of expenses (1) under the Articles or Certificate of Incorporation, Bylaws, or other corporate governance documents of WEX, to the extent arising out of (x) claims asserted other than by WEX or its affiliates or (y) claims raised derivatively by a shareholder on behalf of WEX or its affiliates, or (2) under applicable law, or (B) any coverage or rights to coverage the Executive may have under insurance maintained by WEX relating to the Executive’s actions on behalf of WEX within the scope of and during the course of his employment with WEX.

The Company will provide Executive with a copy of such Release Agreement no later than 14 days following Executive’s termination of employment. Benefits will be paid or commence in the first regular payroll beginning after the Release Agreement becomes effective, subject to any delays required by Section II; provided, however, that if the last day of the 60-day period for an effective release falls in the calendar year following the year of Executive’s date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year.

The payments due to the Executive under this Section I shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan, practice, policy or program of WEX or its affiliates and/or any other agreement or arrangement. Nothing herein shall be construed as limiting the Executive’s entitlement to any other vested accrued benefits to which he (or his estate if applicable) is then entitled under WEX’s applicable employee benefit plans, including without limitation any disability or life insurance plan benefits which may become payable.

SECTION II
OTHER TERMS RELATING TO TERMINATION OF EMPLOYMENT
PAYMENTS; REIMBURSEMENTS; SECTION 409A EXEMPTIONS:
DELAYED PAYMENTS UNDER SECTION 409A

A.      Time of Payment. Amounts payable under Section I following Executive’s termination of employment, other than those expressly payable on a deferred basis that are subject to Section 409A of the Internal Revenue Code (“409A”),  will be paid  (i) to the maximum extent possible under the Separation Pay Plan Exemption (as defined in Section II(D) hereof), with the amounts subject to such Exemption being paid no later than the last day of Executive’s second taxable year following Executive’s taxable year in which the termination occur and (ii) otherwise pursuant to and in compliance with the Short-Term Deferral Exemption (as defined in Section II(C) hereof), with the amounts subject to such Exemption being paid no later than March 15 of the calendar year following the year of termination.

B.      Reimbursements. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions:

(i)      the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of Executive;

(ii)      the reimbursement of any expense shall be made no later than the last day of Executive’s taxable year following Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date);

(iii)      the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit.

C.      Short-Term Deferral Exemption. It is intended that payments made under this Agreement due to Executive’s termination of employment that are not otherwise subject to 409A which are paid on or before the 15th day of the third month following the end of Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with 409A pursuant to the exemption for short-term deferrals set forth in Section 1.409A-l(b)(4) of the Treasury Regulations (“Regulations”).

D.      Separation Pay Exemption.  It is intended that payments made under this Agreement due to Executive’s Without Cause Termination or resignation for Good Reason that are not otherwise subject to 409A which do not exceed two times the lesser of (a) the Executive’s annualized compensation (determined in accordance with the Regulations) or (b) the maximum amount that may be taken into account under Section 401(a)(17) of the Code ($265,000 for 2015) shall be exempt from compliance with 409A pursuant to the exemption for separation pay set forth in Section 1.409A-l(b)(9) of the Regulations.

E.      Six-Month Delay for Specified Employees. Anything in this Agreement to the contrary notwithstanding, payments to be made under this Agreement upon termination of Executive’s employment which are subject to 409A (“409A Payments”) shall be delayed for six months following such termination of employment if Executive is a Specified Employee as defined below on the date of termination of employment. Any 409A Payment due within such six-month period shall be delayed to the end of such six-month period.

(i)      The Company will adjust the 409A Payment to reflect the deferred payment date by multiplying the payment or reimbursement by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment or reimbursement would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment or reimbursement was delayed and the denominator of which is 365.

(ii)      The Company will make the adjusted 409A Payment at the beginning of the seventh month following Executive’s termination of employment. Notwithstanding the foregoing, if calculation of the amounts payable by any payment date specified in this Subsection E is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary or estate) and for reasons that are commercially reasonable, payment will be made as soon as administratively practicable in compliance with 409A and the Regulations thereunder. In the event of Executive’s death during such six-month period, payment will be made in the payroll period next following the payroll period in which Executive’s death occurs.

(iii)       “Specified Employee”. For purposes of this Agreement, a “Specified Employee” shall mean an employee of the Company who satisfies the requirements for being designated a “key employee” under Section 416(i)(l)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such, employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year. Notwithstanding the foregoing, all employees who are nonresident aliens during an entire calendar year are excluded for purposes of determining which employees meet the requirements of Section 416(i)(l)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for such calendar year. The term “nonresident alien” as used herein shall have the meaning set forth in Regulations Section 1.409A- l(j). In the event of any corporate spinoff or merger, the determination of which employees meet the requirements of Section 416(i)(l)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code for any calendar year shall be determined in accordance with Regulations Section 1.409A-l(i)(6).

SECTION III
OTHER DUTIES OF THE EXECUTIVE
DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.      Cooperation with Legal Claims. The Executive will, with reasonable notice during or after the period of employment, furnish information as may be in his possession and reasonably cooperate with WEX and its affiliates as may reasonably be requested in connection with any claims or legal action in which WEX or any of its affiliates is or may become a party, except to the extent such notice or cooperation is prohibited by law. The foregoing shall not unreasonably interfere with the Executive’s duties to any successor employer and the Company shall reimburse the Executive for any reasonable expenses incurred for providing such assistance.

B.      Protection of Confidential Information.

(i)      Acknowledgement. The Company and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and that, as a result of the Executive’s employment, the Executive will be in a relationship of confidence and trust with the Company and will come into possession of Confidential Information (as defined below) that is (1) owned or controlled by the Company, (2) in the possession of the Company and belonging to third parties or (3) conceived, originated, discovered or developed, in whole or in part, by the Executive. “Confidential Information” means trade secrets and other confidential or proprietary business, technical, personnel or financial information, whether or not the Executive’s work product, in written, graphic, oral, electronic or other tangible or intangible forms, including specifications, samples, records, data, computer programs, drawings, diagrams, models, customer names, business or mailing addresses, ID’s or e-mail addresses, business or marketing plans, studies, analyses, projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and software systems and processes. Any Confidential Information that is not readily available to the public shall be considered to be a trade secret and confidential and proprietary, even if it is not specifically marked as such, unless the Company advises the Executive otherwise in writing.

(ii)      Nondisclosure. The Executive agrees that the Executive will keep the Confidential Information in strictest confidence and trust, and will not, without the prior written consent of the Company, directly or indirectly, use or disclose Confidential Information to any person, during or after the Executive’s employment, except as may be necessary in the ordinary course of performing the Executive’s duties under this Agreement. This Section III(B) shall apply indefinitely, both during and after the Executive’s employment.

(iii)      Surrender. The Executive agrees that, at the earliest of a request by the Company or in the event of the termination of the Executive’s employment for any reason, at any time, the Executive will immediately deliver to the Company all property belonging to the Company, including documents and materials of any nature pertaining to the Executive’s work with the Company, and will not take with the Executive any documents or materials of any description, or any reproduction thereof of any description, containing or pertaining to any Confidential Information. It is understood that the Executive is free to use information that is in the public domain, but not as a result of a breach of this Agreement.

C.      Restrictions.

(i)      Executive agrees that, during the Executive’s employment with WEX and for a period of 12 months following the end of that employment for any reason (the “Restricted Period”), Executive shall not, whether directly or indirectly, for himself or in association with others:

(a)      Make any statements or perform any acts intended or reasonably calculated to advance the interest of any existing or prospective Competing Enterprise or in any way to injure the interests of or disparage WEX or any of its affiliates, except to the extent permitted by law;

(b)       Contact, call on, provide advice to, solicit, take away, or divert, and/or influence or attempt to influence any customers, clients, strategic partners and/or suppliers of the Company or any of its affiliates;

(c)      Solicit or induce, or attempt to solicit or induce, any employee of WEX to leave the employ of the Company or take any action to assist any subsequent employer or any other entity in soliciting or inducing any other WEX employee to leave the employ of the Company; or hire or employ, or assist in the hire or employment of, whether as an employee or independent contractor, any individual employed by the Company within 90 days preceding that individual’s hire by Executive or his subsequent employer; and/or

(d)      Become employed by, render services to (whether for compensation or otherwise), own or hold a proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any Competing Enterprise.

(ii)      For purposes of this Section III(C), a “Competing Enterprise” means any entity, organization or person engaged, or planning to become engaged, in substantially the same or similar business to that being conducted or actively and specifically planned to be conducted during Simon’s employment with Company or within six (6) months after Simon’s termination of employment with Company and all of its affiliates and/or subsidiaries, owned or controlled. It includes, without limitation: (i) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing any products or services relating to transaction or payment processing, including those for the benefit of fleets; travel; healthcare; education; payroll; or, benefits through charge cards, credit cards, procurement cards or any other form of payment services or electronic commerce; (ii) the sale, distribution or publication of petroleum product pricing or management information or other products or services currently sold or to the best of his knowledge contemplated to be sold by the Company or any of its owned or controlled affiliates and/or subsidiaries, and (iii) the business of developing, managing, operating, marketing, processing, financing, or otherwise being involved in providing travel, entertainment and purchasing credit cards. The restrictions in this paragraph will not apply to employment by or the rendering of services to businesses that sell fuel or convenience items if those businesses are not directly competing with Company or its affiliates and/or subsidiaries, owned or controlled. The restrictions in this Section shall not be construed to prevent the Executive from working for a business entity that does not compete with Company or its subsidiaries simply because the entity is affiliated with a Competing Enterprise, so long as the entity is operationally separate and distinct from the Competing Enterprise and the Executive’s job responsibilities at that entity are unrelated to the Competing Enterprise. The Executive acknowledges that Company’s and its affiliates’ and/or subsidiaries’ businesses are conducted internationally and agrees that the provisions in Section III.C.(i)(d), shall operate wherever the Company conducts business.

(iii)            For purposes of this Section III(C), a “proprietary interest” means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 1% of any class of equity interest in a publicly-held company and the term “affiliate” when used with respect to WEX will include without limitation all subsidiaries of WEX.

D.      The Executive hereby acknowledges that damages at law may be an insufficient remedy to WEX if the Executive violates the terms of this Section III and that WEX will be entitled, upon making the requisite showing, to seek injunctive and/or other equitable relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section III without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy and without posting bond (except as otherwise required by law).  Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies WEX may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section III.

E.      The Executive agrees that the restrictions contained in this Section III are an essential element of the compensation the Executive is granted hereunder, that they are fair and reasonably required for the protection of the Company, and that but for the Executive’s agreement to comply with such restrictions, WEX would not have entered into this Agreement. The Executive agrees that any violation of the covenants in Section III(C) shall extend the Restricted Period until the post-employment period of compliance shall at least equal 12 months.

F.      The Executive agrees that during the Restricted Period, the Executive will give notice to WEX of each new business activity the Executive plans to undertake, at least (10) business days prior to beginning any such activity.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Employee’s business relationship or position with the entity.  The Executive further agrees to provide WEX with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under this Agreement.  The Executive agrees to provide a copy of this Agreement to all person and Entities with whom the Executive seeks to be hired or do business before accepting employment or engagement with any of them.

G.      This Section III will continue in full force in accordance with its terms notwithstanding any termination of Executive’s employment. The Executive agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

SECTION IV
MITIGATION

The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates or by offset against any amount claimed to be owed by the Executive to WEX, or otherwise. The parties’ respective obligations hereunder shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the other party hereto may have.

SECTION V
TAXATION

The Executive acknowledges and agrees that WEX may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations so as not to subject Executive to the payment of any tax or interest which may be imposed under such section, and the Company shall have no right to accelerate or make any payment under this Agreement to the extent such action would subject Executive to the payment of any tax or interest under such section. If all or a portion of the benefits and payments provided under this Agreement constitute taxable income to Executive for any taxable year that is prior to the taxable year in which such payments and/or benefits are to be paid to Executive, as a result of the Agreement’s failure to comply with the requirements of Section 409A of the Code and the Regulations, the applicable payment or benefit shall be paid immediately to Executive to the extent such payment or benefit is required to be included in income.

SECTION VI
EFFECT OF PRIOR AGREEMENTS

This Agreement will supersede any prior agreement between the Executive on the one hand, and WEX (or any of its affiliates or parents) on the other hand concerning the subject matter hereof and any such prior agreement will be deemed terminated without any remaining obligations of either party thereunder.

SECTION VII
CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude WEX from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation that assumes this Agreement and all obligations and undertakings of WEX hereunder. Upon such a consolidation, merger or sale of assets the term “WEX” will mean the other corporation and this Agreement will continue in full force and effect.

SECTION VIII
MODIFICATION, WAIVER, TERMINATION AND SURVIVAL

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except when waived in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or have any impact on anything other than that which is specifically waived. Notwithstanding the above, the Company may unilaterally terminate this Agreement by providing at least 3 months prior written notice to the Executive of such termination and in which case this Agreement shall have no further effect from and after the effective date of termination specified in such notice; provided, however, that the provisions of Section III A, B, D, E and F (“Other Duties of the Executive During and After the Period of Employment”), Section VII (“Consolidation, Merger or Sale of Assets”), Section VIII (“Modification, Waiver, Termination and Survival”), Section IX (“Governing Law”), Section XI (“Not An Employment Contract”) and Section XII (“Separability; Interpretation”) shall continue in full force in accordance with their terms notwithstanding such termination of the Agreement.

SECTION IX
GOVERNING LAW

This Agreement has been executed and delivered in the State of Maine and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION X
ARBITRATION

A.      Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section III for which WEX may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a written notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such written notice may be submitted by either party, upon ten (10) days prior written notice to the other party, to arbitration in Portland, Maine, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, National Rules for the Resolution of Employment Disputes, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.      The decision of the arbitrator on the points in dispute will be final, and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.      Except as otherwise provided in this Agreement, the arbitrator will be authorized to apportion his/her fees and expenses as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its or his own attorney.

D.      The parties agree that this Section X has been included to rapidly and inexpensively resolve any disputes between them, with respect to this Agreement, and that this Section X will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award, or matters covered by Section III. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation and do hereby consent to the jurisdiction of the appropriate court within the State of Maine.

E.      The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XI
NOT AN EMPLOYMENT CONTRACT

The Executive acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue the Executive’s employment for any period of time.

SECTION XII
SEPARABILITY; INTERPRETATION

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held by any court of competent jurisdiction or arbitrator to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that if any court of competent jurisdiction or arbitrator deems any provision to be invalid or unenforceable (including, without limitation, any provision in Section III), such provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction or arbitrator determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light or the circumstances in which it was entered into and specifically enforce this Agreement as limited.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this __th day of ___________________, 20__ and effective as of the date first above written.

WEX Inc.

By: Melissa D. Smith
Title: Chief Executive Officer

Roberto Simon Rabanal